First Quarter 2026
Earnings Call
Video Update
Max K. Brodén

April 29, 2026

For more information contact:
Investor and Rating Agency Relations
800.235.2667
aflacir@aflac.com
Aflac Worldwide Headquarters
1932 Wynnton Road
Columbus, GA 31999

Forward-Looking Information and Non-U.S. GAAP Financial Measures

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. Aflac Incorporated (the Parent Company) and its subsidiaries (collectively with the Parent Company, the Company) desire to take advantage of these provisions. This transcript contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in communications with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC). Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks and uncertainties. In particular, statements containing words such as “expect,” “anticipate,” “believe,” “goal,” “objective,” “may,” “should,” “estimate,” “intends,” “projects,” “will,” “assumes,” “potential,” “target,” "outlook" or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements.

The company cautions readers that the following factors, in addition to other factors mentioned from time to time, could cause actual results to differ materially from those contemplated by the forward-looking statements:

•difficult conditions in global capital markets and the economy, including inflation
•defaults and credit downgrades of investments
•global fluctuations in interest rates and exposure to significant interest rate risk
•concentration of business in Japan
•limited availability of acceptable Japanese yen-denominated investments
•foreign currency fluctuations in the yen/dollar exchange rate
•differing interpretations applied to investment valuations
•significant valuation judgments in determination of expected credit losses recorded on the Company's investments
•decreases in the Company's financial strength or debt ratings
•decline in creditworthiness of other financial institutions
•the Company's ability to attract and retain qualified sales associates, brokers, employees, and distribution partners
•deviations in actual experience from pricing and reserving assumptions
•ability to continue to develop and implement improvements in information technology systems and on successful execution of revenue growth and expense management initiatives
•interruption in telecommunication, information technology and other operational systems, or a failure to maintain the security, confidentiality, integrity or privacy of sensitive data residing on such systems, and uncertainty regarding the impact of the incident involving unauthorized access to the Company’s network in June 2025
•subsidiaries' ability to pay dividends to the Parent Company
•inherent limitations to risk management policies and procedures
•operational risks of third-party vendors
•tax rates applicable to the Company may change
•failure to comply with restrictions on policyholder privacy and information security
•extensive regulation and changes in law or regulation by governmental authorities
•competitive environment and ability to anticipate and respond to market trends
•catastrophic events, including, but not limited to, epidemics, pandemics, tornadoes, hurricanes, earthquakes, tsunamis, war or other military action, major public health issues, terrorism or other acts of violence, and damage incidental to such events
•ability to protect the Aflac brand and the Company's reputation
•ability to effectively manage key executive succession
•changes in accounting standards
•level and outcome of litigation or regulatory inquiries
•allegations or determinations of worker misclassification in the United States

Non-U.S. GAAP Financial Measures and Reconciliations

This document includes references to the Company’s financial performance measures which are not calculated in accordance with United States generally accepted accounting principles (U.S. GAAP) (non-U.S. GAAP). The financial measures exclude items that the Company believes may obscure the underlying fundamentals and trends in insurance operations because they tend to be driven by general economic conditions and events or related to infrequent activities not directly associated with insurance operations.

Definitions of the Company’s non-U.S. GAAP financial measures and applicable reconciliations to the most comparable U.S. GAAP measures are provided in the presentation slides that accompany this transcript.

Due to the size of Aflac Japan, where the functional currency is the Japanese yen, fluctuations in the yen/dollar exchange rate can have a significant effect on reported results. In periods when the Japanese yen weakens, translating Japanese yen into U.S. dollars results in fewer U.S. dollars being reported. When the Japanese yen strengthens, translating Japanese yen into U.S. dollars results in more U.S. dollars being reported. Consequently, Japanese yen weakening has the effect of suppressing current period results in relation to the comparable prior period, while Japanese yen strengthening has the effect of magnifying current period results in relation to the comparable prior period. A significant portion of the Company’s business is conducted in Japanese yen and never converted into U.S. dollars but translated into U.S. dollars for U.S. GAAP reporting purposes, which results in foreign currency impact to earnings, cash flows and book value on a U.S. GAAP basis. Management evaluates the Company's financial performance both including and excluding the impact of foreign currency translation to monitor, respectively, cumulative currency impacts and the currency-neutral operating performance over time. The average yen/dollar exchange rate is based on the published MUFG Bank, Ltd. telegraphic transfer middle rate (TTM).

Max K. Brodén
Q1 2026 CFO Video Update
April 29, 2026

Thank you for joining me as I provide a financial update on Aflac Incorporated's results.

For the first quarter of 2026, adjusted earnings per diluted share increased 6.6% year over year to $1.77, excluding effect of foreign currency in the quarter. In this quarter, remeasurement gains on reserves totaled $82 million, reducing benefits, with $23 million, or $0.04 per diluted share, above plan. Variable investment income ran $14 million, or $0.02 per diluted share, below our long-term return expectations.

Adjusted book value per share excluding foreign currency remeasurement increased 0.2%. The adjusted ROE was 12.8%, and 16.4% excluding foreign currency remeasurement, a solid spread to our cost of capital. Overall, we view these results in the quarter as solid.

Starting with our Japan segment, net earned premiums in yen terms for the quarter declined 3.8%. Aflac Japan's underlying earned premiums1 – which excludes the impact of reinsurance, paid-up policies and deferred profit liability – declined 1.3%. We believe this metric provides a clearer insight into long-term premium trends.

Japan’s total benefit ratio came in at 62.9% for the quarter, down 290 basis points year over year. We estimate the impact from reserve remeasurement gains exceeding plan to be approximately 70 basis points. We continue to have favorable trends in cancer and hospitalization.

While persistency was down, it remained strong and in line with our expectations at 92.8%. We continue to see an uptick in lapse and reissue on our cancer insurance product. Lapses on our first sector savings block remain low and in line with previous periods, despite the increase in yen interest rates.

Our expense ratio in Japan was 19.5% for the quarter, down 10 basis points year over year.

For the quarter, adjusted net investment income in yen terms was up 4.0%, primarily driven by higher USD fixed rate income on higher volume and higher variable net investment income compared to last year partially offset by lower dollar-denominated floating rate income due to lower volume and rates, as well as reduced call income.

The pretax margin for Japan in the quarter was 35.0%, up 320 basis points year over year – a very good result.

Turning to U.S. results, net earned premiums were up 3.5%. Premium persistency remained solid at 79.3%.

Our total benefit ratio came in at 47.2%, 50 basis points lower than Q1 2025, driven by favorable incurred claims for individual voluntary benefits products and group disability. We estimate that reserve remeasurement gains impacted the benefit ratio by approximately 230 basis points in the quarter, which is about 80 basis points above plan.

Our expense ratio in the U.S. was 38.3%, up 70 basis points year over year, primarily driven by higher DAC amortization and commissions along with timing of advertising and investment spend.

Adjusted net investment income in the U.S. was down 0.5% for the quarter, primarily driven by lower short-term rates offset by higher variable net investment income.

Profitability in the U.S. segment was solid, with a pretax margin of 20.4%, a 40 basis points decrease compared with a strong quarter a year ago.
1Aflac Japan's underlying earned premiums is a measure that is calculated in Japanese yen and adjusts Aflac Japan’s net earned premiums for significant variables including the increase in paid-up policies between beginning of the comparable period and the end of the period presented, the change in deferred profit liability on limited payment contracts, and all Aflac Japan ceded premiums through both internal and external reinsurance. The change in Aflac Japan’s underlying earned premiums is reflected as a percentage change. The Company believes this measure is useful for investors to understand the impacts these items have on Aflac Japan's net earned premiums.

Corporate and other reported breakeven pretax adjusted earnings, down from a $43 million gain last year, driven by lower adjusted net investment income, higher interest expense and operating costs, and runoff impacts from closed blocks of business. Adjusted net investment income was $17 million lower than last year due to a combination of lower hedge benefits partially offset by lower volume of tax credit investments. Our tax credit investments impacted the net investment income line for U.S. GAAP purposes negatively by $5 million in the quarter with an associated credit to the tax line. There was no benefit in first quarter earnings from tax credit investments.

We are pleased with the overall performance of our investment portfolio. During the quarter, we recorded $19 million of charge-offs on our loan portfolio. Additionally, we did not foreclose on any properties in the period. We recorded $24 million of impairments on our real estate owned portfolio to reflect the continued depressed valuations in the commercial real estate markets. However, we continue to believe that the current distressed market does not reflect the true intrinsic value of our portfolio, which is why we will continue to manage them through this cycle and maximize our recoveries.

For U.S. statutory, we recorded $12 million of impairments on invested assets and a $1 million valuation allowance on mortgage loans as an unrealized loss during the quarter. On a Japan FSA basis, securities impairment reversals led to net realized gains of ¥66 million in Q1, and we booked a valuation allowance of ¥201 million related to transitional real estate loans. This is well within our expectations and has a limited impact on regulatory earnings and capital.

Effective March 31, Aflac Re Bermuda entered into a transaction in which it assumed a block of whole life annuities from Japan Post Insurance. This transaction itself is immaterial to Aflac Inc.'s financials, but it marks a strategic milestone as we expand our reinsurance franchise targeting the Japan market.

Aflac Inc. unencumbered liquidity stood at $3.4 billion, which was $2.4 billion above our minimum balance of $1 billion at the end of the quarter.

Our adjusted leverage was 21.2% for the quarter, which is within our target range of 20% to 25%. As we hold approximately 65% of our debt in yen, this leverage ratio is impacted by moves in the yen/dollar exchange rate. This is intentional and part of our enterprise hedging program – protecting the economic value of Aflac Japan in U.S. dollar terms.

Our capital position remains strong. We ended the quarter with an estimated regulatory ESR of 227%. If including the undertaking-specific parameter, or USP, this would add 16 points to the regulatory ratio and results in an ESR, with USP, of 243%. We estimate our combined RBC to be approximately 560%. These are strong capital ratios, which we actively monitor, stress and manage to withstand market volatility and credit cycles as well as external shocks.

Given the strength of our capital and liquidity, we repurchased $1.0 billion of our own stock and paid dividends of $315 million in Q1, offering good relative IRR on these capital deployments. We will continue to be flexible and tactical in the way we manage the balance sheet and deploy capital in order to drive strong risk-adjusted ROE with a meaningful spread to our cost of capital.

Thank you. I look forward to discussing our results in further detail on tomorrow's earnings call.